Exhibit 99.1

American Financial Group, Inc. Enters Agreement

To Purchase Strategic Comp Holdings, LLC

Cincinnati, Ohio - December 7, 2007 - American Financial Group, Inc. (NYSE/NASDAQ: AFG) today announced it has entered into a definitive agreement to purchase Strategic Comp Holdings, LLC ("Strategic Comp"). Strategic Comp, headquartered in Metairie, Louisiana, is a leading provider of workers' compensation programs offering a combination of effective loss control, intensive claims management and deductible based options for mid-size to large commercial accounts. Strategic Comp is expected to produce approximately $30 million of workers' compensation premium in 2007. This will result in a net increase in premiums to AFG and its wholly owned Great American Insurance Company subsidiary of approximately $15 million.

Carl Lindner III, Co-Chief Executive Officer of AFG, commented, "I am extremely pleased to formalize and extend our long standing relationship with Strategic Comp. For many years, we have held them in high regard for their business practices and scope of their work. This acquisition supports our strategic objectives of expanding our penetration into the workers' comp market and increasing our geographic coverage."

About American Financial Group, Inc.

Through the operations of the Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of traditional fixed, indexed and variable annuities and a variety of supplemental insurance products.

Forward Looking Statements

This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: AFG's expectations concerning market and other conditions, earnings and investment activities as well as the impact of the transaction and expected expense savings.

Page Two

Actual results could differ materially from those expected by AFG depending on certain factors including but not limited to: the terms of the proposed transactions, changes in economic conditions including interest rates, performance of securities markets, the availability of capital, regulatory actions and changes in the legal environment affecting AFG and other changes in market conditions that could affect any party to the proposed transactions.

Contact:	Anne N. Watson	Web Sites: www.afginc.com
	Vice President - Investor Relations	www.GreatAmericanInsurance.com
American Financial Group, Inc.
(513) 579-6652

# # #